Bay Banks of Virginia, Inc. Reports Fourth Quarter Earnings

KILMARNOCK, Va., Feb. 1, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a loss $134,000 for the quarter ended December 31, 2015, compared to earnings of $598,000 for the same quarter in 2014. For the year 2015, earnings were $822,000 compared to $1.8 million in 2014.

"Our strategic focus for the last two years has been to expand into a higher growth metropolitan area, with continued emphasis on basic community banking, gathering deposits and making loans. Deposits in the Richmond market have grown to 20% of total deposits, with the Patterson Avenue office now the second largest branch in our franchise. All the while, we maintained our number one market share position in the Northern Neck. Loan growth remained strong in the fourth quarter, up 4.5% from the third quarter, and up 16.5% since the end of 2014. Net interest income is up by $1.3 million for 2015 compared to 2014. The net loss in the fourth quarter is primarily related to an early retirement offer, write-downs on foreclosed properties and loan loss provision expense due mainly to one large commercial credit," said Randal R. Greene, President and Chief Executive Officer. He continued, "We invested substantial current earnings in the Richmond market in 2015 and that franchise is now poised to begin making a positive contribution in the first quarter of 2016. We also eliminated nine positions in the fourth quarter in order to improve efficiency, and raised $7.0 million of subordinated debt in the second quarter to support our growth and maintain our strong capital position."

HIGHLIGHTS

  The Company invested $729,000 of 2015 earnings for expansion into the metro Richmond market, negatively impacting annual earnings by $0.15 per share.
  The Company completed an early retirement offer and reduction in force in the fourth quarter which eliminated nine positions, resulting in a one-time charge of $132,000. Projected annual savings are $406,000, or $0.08 per share, in 2016.
  The fourth quarter loan loss provision was $552,000, of which $300,000 was related to one large commercial credit.
  Although net loan charge-offs were elevated in the fourth quarter due to one large credit, annual charge-offs are still only 0.18% of loans.
  Total assets grew by $66.3 million, or 17.0%, during 2015.
  Total deposits grew by $52.3 million, or 17.0%, during 2015.
  Total loans grew by $49.1 million, or 16.5%, during 2015. The portfolio of loans serviced for Fannie Mae grew by $6.9 million during 2015 to $71.6 million.
  For the fourth quarter of 2015, the loss was $(0.03) per share compared to earnings of $0.12 per share for the fourth quarter of 2014. Earnings for 2015 were $0.17 per share compared to $0.38 per share for 2014.
  Stock repurchases were 43,000 shares for 2015.
  Subordinated debt totaling $7.0 million was issued during the second quarter of 2015, enhancing regulatory capital.
  The fourth quarter's net interest margin was 3.44% compared to 3.30% for the prior quarter and 3.85% for the fourth quarter of 2014.
  Annualized return on average assets was 0.20% for 2015 compared to 0.53% for the same period of 2014.

Net income for the fourth quarter of 2015:

  Net interest income increased by 6.5%, or $209,000, on a linked-quarter basis and increased by 6.3%, or $205,000, compared to the fourth quarter of 2014.
  Provision for loan losses increased by $468,000 on a linked-quarter basis, and by $393,000 compared to the fourth quarter of 2014.
  Noninterest income increased by $11,000 on a linked-quarter basis, and decreased by $90,000 compared to the fourth quarter of 2014.
  Noninterest expense increased $371,000 on a linked-quarter basis, and increased by $790,000 compared to the fourth quarter of 2014.

Net income for 2015:

  Net interest income increased by 10.8%, or $1.3 million, in 2015 compared to 2014.
  Provision for loan losses increased by $295 thousand in 2015 compared to 2014.
  Noninterest income decreased by $322 thousand, or 8.75%, in 2015 compared to 2014.
  Noninterest expense increased $2.2 million, or 17.3%, in 2015 compared to 2014.

Asset quality remains good:

  As a percentage of tier 1 capital plus the allowance, total classified assets were 20.7% as of December 31, 2015, compared to 20.2% for the prior quarter-end and 21.7% as of December 31, 2014.
  Total classified assets increased by $224,000 on a linked-quarter basis, to $8.8 million, and decreased by $213,000 compared to December 31, 2014.
  Nonperforming assets decreased by $92,000 on a linked-quarter basis, to $6.1 million, and increased by $1.3 million compared to December 31, 2014.
  As a percentage of total assets, nonperforming assets were 1.33% as of December 31, 2015, compared to 1.44% on a linked quarter basis and to 1.22% as of December 31, 2014.
  Annualized net loan charge-offs as a percent of average loans increased to 0.46% during the fourth quarter due to one large credit, compared to 0.18% during the prior quarter and 0.15% during the fourth quarter of 2014.
  Allowance for loan losses increased to 1.02% of loans, from 1.01% in the prior quarter and down from 1.07% at December 31, 2014.
  Coverage of loan loss reserves to non-performing loans decreased to 83.8% as of December 31, 2015, compared to 88.0% at the prior quarter end and 162.9% at December 31, 2014.

Net interest margin:

  Net interest margin increased to 3.44% this quarter compared to 3.30% on a linked-quarter basis and 3.85% for the fourth quarter of 2014.
  Yield on earning assets increased to 4.29% this quarter compared to 4.15% on a linked-quarter basis and 4.50% for the fourth quarter of 2014.
  Cost of funds was 0.88% this quarter compared to 0.89% on a linked-quarter basis and 0.68% for the fourth quarter of 2014.

Capital levels remained solid:

  Tangible common equity as a percent of tangible assets decreased to 8.33% from 8.86% on a linked-quarter basis, and from 9.56% at December 31, 2014.
  Tier 1 leverage ratio decreased to 8.94% this quarter compared to 9.16% last quarter and 10.37% at December 31, 2014.

FOURTH QUARTER 2015 COMPARED TO FOURTH QUARTER 2014

Net Interest Income

Net interest income for the fourth quarter of 2015 increased $205,000, or 6.3%, compared to the fourth quarter of 2014. This improvement was attributed to a $517,000 increase in interest income driven primarily by loan growth, which offset a reduced yield on loans. Interest expense increased by $312,000 due to growth of money market deposit accounts in the Richmond market and the subordinated debt issued in May 2015.

Non-Interest Income

Non-interest income for the three months ended December 31, 2015 decreased $90,000, or 10.3%, compared to the three months ended December 31, 2014. This decrease was primarily the result of increased losses on other real estate owned ("OREO") of $100,000, and reduced non-deposit product income of $75,000, which were offset by increases of $72,000 in income related to sales of loans to FNMA.

Non-Interest Expense

For the three months ended December 31, 2015 and 2014, non-interest expense totaled $4.0 million and $3.2 million, respectively. The increase of $790,000 was primarily related to an increase of $533,000 in salaries and benefits expense, which includes $132,000 of severance expense related to the fourth quarter voluntary early retirement and severance program. Also contributing to the increase in non-interest expense was an increase of $53,000 in occupancy expense and a $55,000 increase in FDIC insurance due to the higher deposit level. Compared to the fourth quarter of 2014, the salaries and benefits increase was also due mainly to the Richmond market growth, as was the increase in occupancy expense.

TWELVE MONTHS ENDING DECEMBER 31, 2015 COMPARED TO THE SAME PERIOD IN 2014

Net Interest Income

Net interest income for 2015 increased by $1.3 million, or 10.8%, compared to 2014. This improvement was attributed to a $2.1 million increase in interest income driven primarily by loan growth, which offset a reduced yield on loans. Interest expense increased by $837,000 due mainly to growth in money market deposit accounts in the Richmond market and the subordinated debt issued in May 2015.

Non-Interest Income

Non-interest income for 2015 decreased by $322,000, or 8.8%, compared to 2014. Contributing to this decrease was a reduction in gains from the disposal of assets. In 2014, a former branch office was sold for a gain of $138,000. Other factors contributing to the decrease were a decline of $198,000 in non-deposit product income and increased losses of $68,000 on foreclosed properties. An increase of $100,000 in income related to sales of loans to FNMA partially mitigated the aforementioned reductions in non-interest income.

Non-Interest Expense

For 2015 and 2014, non-interest expense totaled $14.8 million and $12.6 million, respectively. The increase of $2.2 million was primarily related to an increase of $1.5 million in salaries and benefits and an increase of $327,000 in occupancy expense. Compared to 2014, the salaries and benefits increase was due primarily to the Richmond market growth, including support functions, and the retirement and severance program. The increase in occupancy expense was also mainly due to the expansion into Richmond. A decrease of $63,000 in maintenance of foreclosed properties and $74,000 in telephone expense partially mitigated those increases.

BALANCE SHEET

Total assets increased by $66.3 million, or 17.0%, to $456.8 million during 2015. This was primarily due to loan growth of $49.1 million, or 16.5%. On the liability side of the balance sheet, for the same time frame, deposits grew by $52.3 million, or 17.0%. Capital increased by $787,000 due primarily to earnings. Partially offsetting these increases were buybacks of 43,000 shares of common stock.

ASSET QUALITY

Non-performing assets and loan charge-off levels remain comparable to our peer banks. During 2015, non-performing assets, excluding troubled debt restructures (TDRs), increased by $1.3 million to $6.1 million, or 1.3% of assets, due mainly to one large relationship which was placed on nonaccrual. Classified assets decreased by $213,000 during the same period to $8.8 million, or 20.7% of tier 1 capital plus the allowance for loan losses. Loan charge-offs totaled 0.18% of loans during 2015, compared to 0.12 % for 2014.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 456,752	$ 429,966	$ 421,727	$ 393,598	$ 390,486
Loans receivable	347,546	332,605	316,881	304,111	298,447
Deposits	359,858	339,384	333,601	308,848	307,585
Loans to deposits	96.6%	98.0%	95.0%	98.5%	97.0%

CAPITAL
Common equity	$ 40,025	$ 40,058	$ 39,587	$ 39,756	$ 39,238
Regulatory capital	49,324	49,246	49,097	41,850	41,484
Total equity to assets	8.76%	9.32%	9.39%	10.10%	10.05%
Tangible common equity to tangible assets	8.33%	8.86%	8.92%	9.62%	9.56%
Tier 1 Leverage Ratio	8.94%	9.16%	9.52%	9.89%	10.37%

PROFITABILITY MEASURES
Interest Income	$ 4,313	$ 4,080	$ 3,955	$ 3,905	$ 3,796
Interest Expense	877	853	701	603	565
Net Interest Income	$ 3,436	$ 3,227	$ 3,254	$ 3,302	$ 3,231
Provision for Loan Losses	552	84	205	65	159
Net Interest Income after Provision	$ 2,884	$ 3,143	$ 3,049	$ 3,237	$ 3,072
Noninterest Income	784	773	917	885	874
Noninterest Expense	3,956	3,585	3,616	3,645	3,166
Income (loss) before Taxes	$ (288)	$ 331	$ 350	$ 477	$ 780
Income Taxes	(154)	50	56	96	182
Net Income (loss)	$ (134)	$ 281	$ 294	$ 381	$ 598
Return on Average Assets	-0.12%	0.26%	0.29%	0.39%	0.64%
Return on Average Equity	-1.34%	2.82%	2.96%	3.86%	6.11%
Net interest margin	3.44%	3.30%	3.49%	3.70%	3.85%
Yield on earning assets	4.29%	4.15%	4.23%	4.36%	4.50%
Cost of funds	0.88%	0.89%	0.76%	0.69%	0.68%

PER SHARE DATA
Basic Earnings (Loss) per share (EPS)	($0.03)	$0.06	$0.06	$0.08	$0.12
Average basic shares outstanding	4,774,856	4,780,649	4,802,032	4,809,856	4,818,152
Diluted Earnings (Loss) per share (EPS)	($0.03)	$0.06	$0.06	$0.08	$0.12
Diluted average shares outstanding	4,774,856	4,796,008	4,819,322	4,821,139	4,825,157
Tangible book value per share	$7.90	$7.91	$7.79	$7.81	$7.68
Period-end shares outstanding	4,774,856	4,774,856	4,787,856	4,802,856	4,817,856

ASSET QUALITY
Classified assets	$ 8,790	$ 8,566	$ 9,846	$ 8,794	$ 9,003
Classified assets to Tier 1 capital + ALL	20.69%	20.20%	23.30%	21.01%	21.70%
Non-performing assets (excluding TDR's)	$ 6,085	$ 6,177	$ 7,466	$ 5,943	$ 4,759
Non-performing assets to total assets	1.33%	1.44%	1.77%	1.51%	1.22%
Net charge-offs	$ 394	$ 149	$ 13	$ 23	$ 105
Net charge-offs to average loans	0.46%	0.18%	0.02%	0.03%	0.15%
Loan loss reserves to non-performing loans	83.80%	88.00%	71.02%	102.11%	162.86%
Loan Loss Reserve to Loans	1.02%	1.01%	1.09%	1.07%	1.07%